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Filed pursuant to Rule 424(b)(3)
Registration No. 333-109929

PROSPECTUS

$125,000,000

1.00% Convertible Senior Notes due 2010
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus covers resales from time to time by selling securityholders of our 1.00% Convertible Senior Notes due 2010, or the notes, and shares of our common stock issuable upon conversion of the notes. The notes were originally issued by us to Goldman, Sachs & Co. and Thomas Weisel Partners LLC, whom we refer to as the initial purchasers, in August 2003, in transactions exempt from the registration requirements of the Securities Act.

        The notes will mature on August 1, 2010. Holders may convert the notes into shares of priceline.com's common stock at any time before the close of business on the date of their maturity, unless the notes have previously been redeemed or repurchased, if (1) the price of our common stock issuable upon conversion of a note reaches a specified threshold, (2) specified corporate transactions occur, (3) we redeem the notes or (4) the trading price of the notes falls below certain thresholds. The conversion rate is 25.0000 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $40.00 per share.

        Priceline.com will pay interest on the notes on February 1 and August 1 of each year. The first interest payment will be made on February 1, 2004. The notes rank on parity in right of payment with all of priceline.com's existing and future senior unsecured debt and is effectively subordinated to all liabilities of priceline.com's subsidiaries. As of September 30, 2003, the aggregate amount of liabilities of priceline.com's consolidated subsidiaries was approximately $1.2 million excluding intercompany obligations.

        On or after August 1, 2008, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the redemption date. Holders have the option, subject to certain conditions, to require us to repurchase any of their notes on August 1, 2008 or upon a change in control as described in this prospectus, at prices equal to 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the date of purchase.

        Priceline.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

        Our common stock is traded on the Nasdaq National Market under the symbol "PCLN." On January 28, 2004, the last reported sale price of our common stock was $19.34 per share.

        The notes and the common stock into which the notes are convertible may be offered and sold from time to time by the selling securityholders identified in this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 for a discussion of certain factors you should consider before buying the notes or shares of our common stock issuable upon conversion of the notes.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated January 29, 2004

        You should rely only on the information set forth or incorporated by reference in this prospectus or any supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the expectations of our management and are not guarantees of future performance. The future financial condition and results of operations of priceline.com, as well as any forward-looking statements, are subject to inherent risks, uncertainties and assumptions that are difficult to predict or over which we have no control; therefore, actual results may differ materially from those expressed, implied or forecasted in any forward-looking statements.

        Expressions of future goals, expectations and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause our actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of, among other things, terrorist attacks or war; adverse changes in our relationships with airlines, hotels and other product and service providers including, without limitation, the withdrawal of suppliers from the priceline.com system; the bankruptcy or insolvency of a major domestic airline; the effects of increased competition; systems-related failures and/or security breaches; our ability to protect our intellectual property rights; losses by us and our licensees; any adverse impact from negative publicity and negative customer reaction to such publicity; legal and regulatory risks and the ability to attract and retain qualified personnel. These factors and others are described in the section entitled "Risk Factors." We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, you should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission (the "SEC"), particularly our annual reports on Form 10-K, our quarterly reports on Form 10-Q and any current reports on Form 8-K. See "Where You Can Find More Information" for information about how to obtain a copy of these reports or other documents that we file with the SEC.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus. You should carefully consider the information set forth under "Risk Factors." Unless the context otherwise requires, the terms "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated, a Delaware corporation, and its consolidated subsidiaries. The term "indenture" refers to the indenture as amended by the supplemental indenture. See "Description of the Notes." All numbers presented herein, unless otherwise stated, reflect our 1-for-6 reverse stock split, effected on June 16, 2003.

Priceline.com Incorporated

        We have pioneered a unique e-commerce pricing system known as a "demand collection system" that enables consumers to use the Internet to save money on products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition—Name Your Own Price®—we collect consumer demand, in the form of individual customer offers, for a particular product or service at a price set by the customer. We then access databases or, in some instances, communicate that demand to participating sellers to determine whether we can fulfill the customer's offer. For most of these transactions, we establish the price we will accept, have total discretion in supplier selection, purchase and take title to the particular product and are the merchant of record. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers generally cannot be canceled. We benefit consumers by enabling them to save money, while at the same time benefiting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, we enable sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

        We recently launched a new feature on our website that allows our customers to purchase airline tickets at disclosed prices. This feature is integrated with our Name Your Own Price® technology in a manner that permits customers maximum flexibility by allowing them to select a price-disclosed itinerary or make use of the Name Your Own Price® technology. It is too early for us to determine the impact that this launch will have on our business results.

        Our Name Your Own Price® business model and brand are currently, through us or independent licensees, supporting several products and service offerings, including the following:

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  leisure airline tickets, provided by 9 domestic and 26 international airline participants, and travel insurance;

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  hotel rooms, in substantially all major United States markets with more than 50 national hotel chains, and in a limited number of markets outside the United States;

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  rental cars, in substantially all major United States airport markets with five leading rental car chains as participants;

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  home financing services, in substantially all major United States markets, which includes home mortgage services, home equity loans and refinancing services;

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  fixed-price cruises and cruise packages, through a third party that accesses major cruise lines; and

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  vacation packages, in many United States and certain international markets.

        In certain instances, we have licensed the priceline.com name and demand collection system to third parties to offer a particular product or service, such as home financing, or to offer a number of products or services in a distinct international region, such as Asia. Pursuant to these licensee transactions, we generally receive a royalty under the license and may also receive fees for services and reimbursement of certain expenses. We also hold a significant percentage of equity in such entities.

Recent Developments

        In connection with the notes, on November 20, 2003, we entered into an interest rate swap agreement which effectively converts the interest on a portion of our debt from a fixed rate to a variable rate.

        On November 24, 2003, priceline.com was served with a complaint for patent infringement captioned IMX, Inc. v. E-Loan, Inc., InteractiveCorp, LendingTree, Inc. and priceline.com Incorporated. The complaint alleges, among other things, that priceline.com infringes U.S. patent number 5,995,947 entitled "Interactive Mortgage and Loan Information and Real-Time System." We intend to defend vigorously against this action. We are unable at this time to predict the outcome of this suit or reasonably estimate a range of possible loss, if any.

Corporate Information

        Priceline.com was formed as a Delaware limited liability company in 1997 and was converted into a Delaware corporation in July 1998. Our common stock is listed on the Nasdaq National Market under the symbol "PCLN." Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our telephone number is (203) 299-8000.

The Notes

Issuer	priceline.com Incorporated.
Maturity date	August 1, 2010.
Interest rate and interest payment dates	Interest on the notes is 1.00%. We will pay interest on the notes on February 1 and August 1 of each year, commencing February 1, 2004.
Conversion
Unless we have previously redeemed or repurchased the notes, holders will have the right, at their option, to convert their notes, in whole or in part, into shares of our common stock prior to maturity, subject to adjustments described herein, at a rate of 25.0000 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $40.00 per share) as follows:

• if, on or prior to August 1, 2008, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of a conversion period (as defined in this prospectus) is more than 110% of the then current conversion price of the notes, then holders will have such conversion right in such conversion period;

• if, on any date after August 1, 2008, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then holders will have such conversion right at all times thereafter;

• if we distributed to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration of such distribution, then once we have given notice holders will have such conversion right until a specified date;

• if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then once we have given notice holders will have such conversion right until a specified date;

• if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control transaction described in "Description of Notes—Repurchase at Option of Holders Upon a Change in Control," then holders will have such conversion right beginning 15 days prior to the anticipated effective date of the transaction until 15 days following its effective date; or

• if, on or after August 1, 2008, we elect to call any security for redemption, then holders will have such conversion right from the date on which we give notice of the redemption until the close of business on the business day immediately preceding the redemption date.

Holders may also convert their notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined in this prospectus) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 110% of the then current conversion price of the notes and holders surrender their notes for conversion, holders will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of their notes on such conversion date. If we elect to pay holders in common stock or a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days following the conversion date.
The conversion rate is subject to adjustment upon certain events. See "Description of Notes—Conversion of Notes."
Ranking	The notes:

• are our senior unsecured obligations,
• rank on parity in right of payment with all of our existing and future senior unsecured debt, and
• rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

The notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries. As of September 30, 2003, the aggregate amount of liabilities of our consolidated subsidiaries, excluding intercompany liabilities, was approximately $1.2 million, which does not include approximately $1.1 million of liabilities in respect of pricelinemortgage. The indenture under which the notes were issued does not restrict the incurrence of debt by us or any of our subsidiaries.
Global notes; book-entry system
The notes are in fully registered form in minimum denominations of $1,000. The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures."
Optional redemption by priceline.com
On or after August 1, 2008, we have the option to redeem all or a portion of the notes at 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the redemption date. See "Description of Notes—Optional Redemption."
Repurchase at the option of the holders
Holders have the right to require us to repurchase all or a portion of the notes on August 1, 2008, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages owed, if any, to the date of repurchase. We may choose to pay the repurchase price in cash, common stock, or a combination of cash and shares of common stock. If we elect to pay all or a portion of the repurchase price in common stock, the shares of common stock will be valued at 95% of the average closing sales price for the common stock for the five trading days preceding and including the third trading day prior to the repurchase date.
Repurchase at the option of the holders upon a change in control
Upon a change in control, as that term is defined in "Description of Notes—Repurchase at Option of Holders Upon a Change in Control," holders will have the right, subject to conditions and restrictions, to require us to repurchase some or all of their notes at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages owed, if any, to the repurchase date. The repurchase price is payable in cash or, at our option, subject to certain circumstances, in shares of our common stock, valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. See "Description of Notes—Repurchase at Option of Holders Upon a Change in Control."

Events of default	The following are events of default under the indenture for the notes:
• we fail to pay principal of any note when due;
• we fail to pay interest or liquidated damages on any note when due, and such failure continues for 30 days;
• we fail to pay the repurchase price when required to do so in connection with the exercise by the holders of their option to require us to repurchase the note;

• we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;
• we fail to deliver shares of common stock within 10 days after such common stock is required to be delivered upon conversion of a note as provided in the indenture;

• we or any of our significant subsidiaries fail to pay when due, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, in excess of $15.0 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and
• events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries, as specified in the indenture.
Listing of common stock	Our common stock is quoted on the Nasdaq National Market under the symbol "PCLN."

Risk Factors

        You should read the "Risk Factors" section, beginning on page 8 of this prospectus, so that you understand the risks associated with an investment in the notes and shares of our common stock issuable upon conversion of the notes.

RISK FACTORS

        The following risk factors and other information included in this prospectus should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows could be materially adversely affected.

Risks Related to Our Business

  We may continue to incur losses.

        As of September 30, 2003, we had an accumulated deficit of approximately $1.6 billion, and for the nine months ended September 30, 2003, net income of approximately $9.7 million. In particular, a depressed retail environment for the sale of airline tickets and a general decline in leisure travel since the events of September 11, 2001, have had a negative impact on our business and results of operations. We may not have decreased our operating expenses sufficiently to achieve profitability in this difficult operating environment. If our revenues do not grow as expected, we may continue to incur losses and may not achieve or sustain profitability in future years.

        Our business was negatively impacted by the war in Iraq and the outbreak of Severe Acute Respiratory Syndrome and could be further damaged by future terrorist attacks, travel-related health concerns or the fear of future terrorist attacks or travel-related health concerns.

        In the weeks following the commencement of the military conflict with Iraq on March 19, 2003, and the outbreak of Severe Acute Respiratory Syndrome, or SARS, in Asia and elsewhere in the second quarter, we experienced a substantial decline in demand for our travel products and an increase in customer service costs and ticket refunds and cancellations. We believe that our first quarter and second quarter 2003 financial results were adversely affected by the war in Iraq and the outbreak of SARS. Further military conflict or new outbreaks of SARS or another travel-related health concern could have a material adverse effect on our business, results of operations and financial condition. In addition, terrorist attacks, the fear of future terrorist attacks, hostilities involving the United States in other areas of the world or the fear of future outbreaks like SARS are likely to contribute to a general reluctance by the public to travel and, as a result, may have a material adverse effect on our business, results of operations and financial condition.

        Our "bind rate" may be adversely affected by a number of factors outside of our control.

        Since the terrorist attacks of September 11, 2001, and, more recently, following the outbreak of war with Iraq, the major airlines have grounded portions of their fleets, significantly reducing the number of available airline seats, and have deeply discounted retail airline tickets to stimulate demand. These actions have had a detrimental effect on our business. Deep retail discounting by the airlines affects our demand and our "bind rate" (the percentage of unique offers that we ultimately fulfill) by hurting our value proposition and making users less willing to accept the trade-offs associated with our Name Your Own Price® leisure airline tickets. In addition, decreased airline capacity hurts our business by reducing the levels of inventory available to us and increasing our cost of inventory. Customer offer prices have not kept pace with the increase in our cost of inventory and are, therefore, lower in proportion to our average cost of supply, negatively affecting our bind rate.

        Additionally, our bind rate has been negatively impacted by the weak retail environment for airline tickets. In particular, we believe that lower retail pricing causes customers who might normally be willing to make the tradeoff associated with our products in exchange for savings off of higher retail rates, to purchase travel products at the lower retail rates or from low-cost carriers without having to make any trade-offs. Further, at the end of 2002, we reduced the subsidies applied to certain Name Your Own Price® ticket sales, which also negatively affected our revenues. Finally, we recently launched price-disclosed offering for airline tickets on our website. It is too early to assess the impact of this new product. Accordingly, there can be no assurance that the bind rate for Name Your Own Price® airline tickets will not be adversely affected.

        Some of these trends, which negatively impacted our revenues and bind rate in 2002 and the first half of 2003, are expected to continue throughout the remainder of 2003 and early 2004. As a result, general near term forecasting is very difficult, and more specifically, we are not currently forecasting a recovery in the airline industry or an improvement during the remaining portion of 2003 or early 2004 in our airline ticketing business.

        Also, we believe that over time, our lower bind rate may also negatively impact demand for our airline tickets. Further, we believe that lingering effects of September 11, 2001, the war in Iraq, the outbreak of SARS, continued aggressive discounting by the airlines, competition from other on-line distribution channels and low-cost carriers, uncertainty regarding our domestic economy and additional or protracted hostilities in the Middle East or elsewhere, have negatively impacted, and may continue to negatively impact, our airline ticket demand throughout 2003.

  We are dependent on the airline industry and certain airlines.

        Our financial prospects are significantly dependent upon our sale of leisure airline tickets. Leisure airline tickets represented 21% of booked offers, and an even greater percentage of our revenue, for the nine months ended September 30, 2003. Leisure travel, including the sale of leisure airline tickets, is dependent on personal discretionary spending levels. As a result, sales of leisure airline tickets and other leisure travel products tend to decline during general economic downturns and recessions. In addition, unforeseen events, such as terrorist attacks, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel-related accidents, travel-related health concerns and unusual weather patterns also may adversely affect the leisure travel industry. As a result, our business also is likely to be affected by those events. Further, work stoppages or labor unrest at any of the major airlines could materially and adversely affect the airline industry and, as a consequence, have a material adverse effect on our business, results of operations and financial condition.

        During the nine months ended September 30, 2003, sales of airline tickets from our five largest and two largest airline suppliers accounted for approximately 93.1% and 46.9% of airline ticket revenue, respectively. As a result, currently we are substantially dependent upon the continued participation of these airlines in the priceline.com service in order to maintain and continue to grow our total airline ticket revenues and, as a consequence, our overall revenues.

        We currently have 35 participating airlines. However, our arrangements with the airlines that participate in our system:

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  do not require the airlines to make tickets available for any particular routes;

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  do not require the airlines to provide any specific quantity of airline tickets;

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  do not require the airlines to provide particular prices or levels of discount;

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  do not require the airlines to deal exclusively with us in the public sale of discounted airline tickets;

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  often limit the manner in which we can sell inventory and, in the case of our agreement with Delta Air Lines, substantially limits which airlines can participate in our system; and

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  generally, can be terminated upon little or no notice.

        As a general matter, during the course of our business, we are in continuous dialogue with our major airline suppliers about the nature and extent of their participation in the priceline.com system. The significant reduction on the part of any of our major suppliers of their participation in the priceline.com system for a sustained period of time or their complete withdrawal could have a material adverse effect on our business, results of operations and financial condition. Moreover, certain airlines have significantly limited or eliminated sales of discounted tickets, preferring to consistently show the lowest available price on their own web site. If one or more participating airlines were to limit or eliminate discounting through opaque channels, it could have an adverse effect on our business, results of operations and financial condition.

        Due to our dependence on the airline industry, we could be severely affected by changes in that industry, and, in many cases, we will have no control over such changes or their timing. For example, we believe that our business has been adversely affected by the general reduction in airline capacity since September 11, 2001. Further, since the September 11, 2001 terrorist attacks, several major U.S. airlines are struggling financially and have either filed for reorganization under the United States Bankruptcy Code or discussed publicly the risks of bankruptcy. To the extent other major U.S. airlines that participate in our system declare bankruptcy, they may be unable or unwilling to honor tickets sold for their flights. Our policy in such event would be to direct customers seeking a refund or exchange to the airline, and not to provide a remedy ourselves. Because we are the merchant-of-record on sales of airline tickets to our customers, however, we could experience a significant increase in demands for refunds or credit card charge-backs from customers which would materially and adversely affect our business. In addition, because our customers do not choose the airlines on which they are to fly, the bankruptcy of a major U.S. airline or the possibility of a major U.S. airline declaring bankruptcy could discourage customers from booking airline tickets through us.

        In addition, given the concentration of the airline industry, particularly in the domestic market, major airlines that are not participating in the priceline.com service, or our competitors, could exert pressure on other airlines not to supply us with tickets. Moreover, the airlines may attempt to establish their own buyer-driven commerce service or participate or invest in other similar services, like Hotwire, a website that offers discounted fares on opaque inventory, or Orbitz, Inc., an airline-owned website that competes directly with us.

        The bankruptcy, discontinuance or consolidation of our suppliers could harm our business.

        We are heavily dependent on our suppliers. One of our largest airline suppliers, United Airlines, is currently operating under the protection of federal bankruptcy laws, and certain other major suppliers, have disclosed publicly the possibility of seeking the protection of the federal bankruptcy laws. If any of our suppliers currently in bankruptcy liquidates or does not emerge from bankruptcy and we are unable to replace such supplier as a participant in priceline.com, our business would be adversely affected. In addition, in the event that another of our major suppliers voluntarily or involuntarily declares bankruptcy and is subsequently unable to successfully emerge from bankruptcy, and we are unable to replace such supplier, our business would be adversely affected. Further, as discussed in "We are dependent on the airline industry and certain airlines", because our customers do not choose the airline, hotel or rental car company on which they are booked, the bankruptcy of a major supplier or even the possibility of a major supplier declaring bankruptcy, could discourage consumers from booking their travel products through us. As of September 30, 2003, two of the five rental car brands that supply our rental car business are operating under the protection of the bankruptcy laws. If any or all of such companies discontinue their business, and we are unable to find other suppliers, it would have a material adverse effect on our business, results of operations and financial condition.

        If one of our major suppliers merges or consolidates with, or is acquired by, another company that either does not participate in the priceline.com system or that participates on substantially lower levels, the surviving company may elect not to participate in our system or to participate at lower levels than the previous supplier. In such event, if we are unable to divert sales to other suppliers, our business results of operations and financial condition may be adversely affected.

  Uncertainty regarding payment of hotel occupancy taxes.

        We are currently conducting a review and interpretation of the tax laws in various states and other jurisdictions relating to the payment of state and local hotel occupancy taxes. Currently, hotels collect and remit hotel occupancy taxes to the various tax authorities based on the amounts collected by the hotels. Consistent with this practice, we recover the taxes on the underlying cost of the hotel room night from customers and remit the taxes to the hotel operators for payment to the appropriate tax authorities. Several jurisdictions have indicated that they may take the position that hotel occupancy tax is applicable to the differential between the price paid by a customer for our service and the cost to us of the underlying room. Historically, we have not collected taxes on this differential. Some state and local jurisdictions could assert that we are subject to hotel occupancy taxes on this differential and could seek to collect such taxes, either retroactively or prospectively or both. Such actions could have a material adverse effect on our business and results of operations. To the extent that any tax authority succeeds in asserting that any such tax collection responsibility exists, it is likely that, with respect to future transactions, we would collect any such additional tax obligation from our customers, which would have the effect of increasing the cost of hotel room nights to our customers and, consequently, could reduce our hotel sales. We will continue to assess the risks of the potential financial impact of additional tax exposure, and to the extent appropriate, we will reserve for those contingencies.

  Intense competition could reduce our market share and harm our financial performance.

        We compete with both online and traditional sellers of the products and services offered on priceline.com. The traditional retail industry for the products and services we offer is intensely competitive, and current and new competitors can launch new sites at a relatively low cost. In addition, over the recent past, the online travel industry has consolidated, a trend we expect to continue. For example, InterActiveCorp, formerly USA Interactive, Inc., recently acquired all of Expedia, Inc., the largest seller of online travel, and Hotels.com L.P., one of the largest online sellers of hotel rooms. In addition, on November 5, 2003, InterActiveCorp acquired Hotwire.com, a website that offers discounted fares on "opaque" inventory, and is our primary competitor. If this trend continues, we may not be able to effectively compete with industry conglomerates such as InterActiveCorp that have access to significantly greater and more diversified resources than we do. For example, InterActiveCorp has indicated that it intends to advertise its travel products at spending levels that far exceed our intended advertising spending.

        We currently or potentially compete with a variety of companies with respect to each product or service we offer. With respect to travel products, these competitors include:

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  Internet travel services such as Expedia, Hotels.com and Hotwire, all of which are, or in Hotwire's case, will be, owned by InterActiveCorp, and Travelocity;

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  Companies that are owned in significant part by certain of our suppliers, such as Orbitz, and Travelweb LLC, a full-service automated distributor of hotel rooms that will compete with us in the online hotel space and that is owned by Hilton Hotels Corporation, Hyatt Corporation, Marriott International, Inc., Intercontinental Hotels Group, Starwood Hotels and Pegasus Solutions, Inc.;

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  traditional travel agencies;

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  consolidators and wholesalers of airline tickets and other travel products, including online consolidators such as Hotels.com and Cheaptickets.com;

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  individual or groups of airlines, hotels, rental car companies, cruise operators and other travel service providers (all of which may provide services by telephone or through their branded website); and

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  operators of travel industry reservation databases such as Worldspan, L.P. and Sabre.

        A number of airlines, including a number that participate in our system, have invested in and offer discount airfares and travel services through the Orbitz Internet travel service, and a number of airlines, including a number that participate in our system, participate in and have received an equity stake from Hotwire. The June 2001 launch of Orbitz has had a strong impact on the online travel industry. Specifically, because Orbitz is airline-owned, it is in a position to forego certain revenue streams upon which other online travel suppliers, including us, may be dependent, such as commissions and global distribution system fees. Orbitz's prices, which, unlike ours, are disclosed to the consumer, have typically been lower than other online travel providers offering disclosed price fares. Orbitz announced on December 16, 2003, the pricing of an initial public offering which is likely to give it access to greater financial resources.

        Hotwire, which was launched in October 2000, provides airline tickets, hotel rooms and rental car reservations at disclosed prices, although supplier identity and flight times are undisclosed until after the customer agrees to the purchase. Since its launch, Hotwire has been successful in establishing itself in the online travel marketplace through aggressive advertising, which has had the effect of decreasing our market share. As discussed above, on November 5, 2003, InterActiveCorp acquired Hotwire. InterActiveCorp is a larger company, and has greater resources, than us. If we are unable to effectively compete with Hotwire, our business, results of operations and financial condition will be adversely affected.

        With respect to financial service products, our competitors include banks and other financial institutions and online and traditional mortgage and insurance brokers, including mortgage.com, Quicken Mortgage, E-Loan, Lending Tree and iOwn, Inc. In the third quarter of 2003, InterActiveCorp acquired Lending Tree.

        We potentially face competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including Amazon.com and Yahoo!, who could choose to compete with us either directly or indirectly through affiliations with other e-commerce or off-line companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with us. Competition from these and other sources could have a material adverse effect on our business, results of operations and financial condition.

        Many of our current and potential competitors, including Internet directories, search engines and large traditional retailers, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than priceline.com. Some of these competitors may be able to secure products and services on more favorable terms than we can. In addition, many of these competitors may be able to devote significantly greater resources to:

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  marketing and promotional campaigns;

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  attracting traffic to their websites;

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  attracting and retaining key employees;

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  securing vendors and inventory; and

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  website and systems development.

        Increased competition could result in reduced operating margins, loss of market share and damage to our brand. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

        Our growth cannot be assured. Even if we do experience growth, we cannot assure you that we will grow profitably.

        Our business strategy is dependent on the growth of our business. For us to achieve significant growth, consumers and travel suppliers must accept our website as a valuable commercial tool. Consumers who have historically purchased travel products using traditional commercial channels, such as local travel agents and calling suppliers directly, must instead purchase these products on our website. Similarly, travel suppliers will also need to accept or expand their use of our website and view our website as an efficient and profitable channel of distribution for their travel products. Our ability to enhance awareness of the priceline.com brands and offer products and services that will attract and retain a significant number of new consumers and travel suppliers is not certain, and therefore, our growth may be limited.

  We may lose or be subject to reduction of global distribution system fees.

        We rely on fees paid to us by Worldspan, L.P. for travel bookings made through Worldspan, L.P.'s global distribution system, or GDS, for a substantial portion of our gross profit and net income. A number of travel suppliers, particularly airlines, have indicated publicly that, as part of an effort to reduce distribution costs, they intend to reduce their dependence over time on what they view to be "expensive" distribution channels such as GDSs. A number of travel suppliers have reached agreements with travel distributors that require rebates of all or part of the fees received from the GDS. Additionally, travel suppliers are encouraging distributors, such as us, to develop technology enabling direct connections, therefore bypassing the GDS. Development of direct connection technology would require the use of information technology resources and could cause us to incur additional operating expenses and delay other projects. We have been and believe that we will continue to be under pressure from travel suppliers to rebate all or part of the travel booking fees we receive from Worldspan, L.P. To the extent that we are required to rebate travel booking fees we currently receive to travel suppliers, and are unable to recover such amounts by charging customers, it could have a material adverse effect on our business, results of operations and financial condition.

        On July 1, 2003, Worldspan was acquired by a corporation newly formed by Citigroup Venture Capital Equity Partners L.P. and Teachers' Merchant Bank. It is unclear what effect, if any, this change in control of Worldspan, L.P. will have on our relationship with Worldspan, L.P. or our business, results of operations or financial condition.

  Uncertainty regarding state and local taxes.

        We file tax returns in such states as required by law based on principles applicable to traditional businesses. In addition, we pay sales and other taxes to suppliers on our purchases of travel services sold through the priceline.com service. In certain cases, where appropriate, we remit taxes directly to the tax authorities. We believe that this practice is consistent with the tax laws of all jurisdictions. However, one or more states could seek to impose additional income tax obligations, sales tax collection obligations or other tax obligations on companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from these sales.

        Current economic conditions in the United States are triggering active consideration on ways to generate additional tax revenues by both the federal and state and local governments. We cannot predict what changes in tax law or interpretations of such laws may be adopted or assure that such changes or interpretations would not materially impact our business.

        Federal legislation imposing limitations on the ability of states to tax Internet-based sales was enacted in 1998 and renewed in 2003. The Internet Tax Freedom Act, which exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation, expired on November 1, 2003. If pending legislation to make this exemption permanent is not enacted, state and local governments could impose taxes on Internet-based sales. These taxes could decrease the demand for our products and services or increase our costs of operations, which would have a material adverse effect on our business, financial condition and results of operations.

        Our business is exposed to risks associated with credit card fraud and charge-backs.

        To date, our results have been negatively impacted by purchases made using fraudulent credit cards. Because we act as the merchant-of-record, we are held liable for fraudulent credit card transactions on our website as well as other payment disputes with our customers. Accordingly, we calculate and record an allowance for the resulting credit card charge-backs. During the second half of 2001, we launched a company-wide credit card charge-back reduction project aimed at preventing the fraudulent use of credit cards. To date, this project has been successful in reducing fraud; however, if we are unable to continue to reduce the fraudulent use of credit cards on our website, our business, results of operations and financial condition could be materially adversely affected.

        Fluctuations in our financial results make quarterly comparisons and financial forecasting difficult.

        Our revenues and operating results have varied significantly from quarter to quarter because our business experiences seasonal fluctuations, which reflect seasonal trends for the travel products offered by our website. Traditional leisure travel bookings are higher in the first two calendar quarters of the year in anticipation of spring and summer vacations and holiday periods, but online travel reservations may decline with reduced Internet usage during the summer months. In the last two quarters of the calendar year, demand for travel products generally declines and the number of bookings flattens. Our results may also be affected by seasonal fluctuations in the inventory made available to us by airlines, hotels and rental car suppliers. Our revenues and operating results may continue to vary significantly from quarter to quarter because of these factors. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history, a relatively new and unproven business model and an uncertain environment in the travel industry, it may be difficult to predict our future revenues or results of operations.

        Because of these fluctuations and uncertainties, our operating results may fail to meet the expectations of securities analysts and investors. If this happens, the trading price of our common stock would almost certainly be materially adversely affected.

        If we lose our key personnel or cannot recruit additional personnel, our business may suffer.

        We depend on the continued services and performance of our executive officers and other key personnel. These individuals have acquired specialized knowledge and skills with respect to priceline.com and our operations. We do not have "key person" life insurance policies. Our ability to retain key employees could be materially adversely affected by the decline in the market price of our common stock, limitations on our ability to pay cash compensation that is equivalent to cash paid by traditional businesses and limitations imposed by our employee benefit plans on our ability to issue additional equity incentives. If we do not succeed in attracting new employees or retaining and motivating current and future employees or executive officers, our business could suffer significantly.

        We rely on the value of the priceline.com brand, and the costs of maintaining and enhancing our brand awareness are increasing.

        We believe that maintaining and expanding the priceline.com brand (including Lowestfare.com and Rentalcars.com) are important aspects of our efforts to attract and expand our user and advertiser base. We also believe that the importance of brand recognition will increase due to the relatively low cost for competitors to launch new sites. Promotion of the priceline.com brand will depend largely on our success in satisfying our customers. In addition, we have spent considerable money and resources to date on the establishment and maintenance of the priceline.com brands, and we will continue to spend money on, and devote resources to advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the priceline.com brands. We may not be able to successfully maintain or enhance consumer awareness of the priceline.com brands, and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance customer awareness of the priceline.com brands in a cost-effective manner, our business, results of operations and financial condition would be adversely affected.

  Online security breaches could harm our business.

        The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the priceline.com service. Substantial or ongoing security breaches—whether instigated internally or externally—on our system or other Internet-based systems could significantly harm our business. We currently require buyers to guarantee their offers with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

        We incur substantial expense to protect against and remedy security breaches and their consequences. However, we cannot guarantee that our security measures will prevent security breaches. A party that is able to circumvent our security systems could steal proprietary information or cause significant interruptions in our operations. For instance, several major websites have experienced significant interruptions as a result of improper direction of excess traffic to those sites, and computer viruses have substantially disrupted e-mail and other functionality in a number of countries, including the United States. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

        We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet and, therefore, the priceline.com service as a means of conducting commercial transactions.

  Two large stockholders beneficially own approximately 34% of our stock.

        Hutchison Whampoa Limited and its 49.97% shareholder, Cheung Kong (Holdings) Limited, collectively beneficially owned approximately 34% of our outstanding common stock as of January 23, 2004, based on public filings with the SEC. Together, Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited have appointed three of the eleven members of our Board of Directors. As a result of their ownership and positions, Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited collectively are able to significantly influence all matters requiring stockholders approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company. In addition, both Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited have registration rights with respect to their shares of priceline.com. On September 19, 2001, Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited withdrew a request they had made for us to file a shelf registration statement to sell shares and obtained rights to purchase up to a 37.5% stake (on a fully diluted basis) in priceline.com, subject to certain limitations. There can be no assurance that Cheung Kong (Holdings) Limited, Hutchison Whampoa Limited, or both, will not make another request for registration and dispose of all or substantially all of our common stock held by them at any time after the effectiveness of a shelf registration statement. Sales of significant amounts of shares held by Cheung Kong (Holdings) Limited or Hutchison Whampoa Limited, or the prospect of these sales, could adversely affect the market price of our common stock.

  We rely on third-party systems.

        We rely on certain third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and rental car industries to satisfy demand for airline tickets and hotel room reservations. In particular, our travel business is substantially dependent upon the computerized reservation system of Worldspan, L.P., an operator of a database for the travel industry. Any interruption in these third-party services systems, including Worldspan, L.P.'s system, or deterioration in their performance could prevent us from booking airline, hotel and rental car reservations and have a material adverse effect on our business. Our agreements with third-party service providers are terminable upon short notice and often do not provide recourse for service interruptions. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms and, as a result, it could have a material adverse effect on our business, results of operations and financial condition.

        Substantially all of our computer hardware for operating our services is currently located at Cable & Wireless plc. in Jersey City, New Jersey. If Cable & Wireless is unable, for any reason, to support our primary web hosting facility, we would need to activate our secondary site at AT&T which would be a substantial burden to us and have a material adverse effect on our business, results of operations and financial condition.

        Some of our communications infrastructure is provided by WorldCom, Inc., which currently does business under the MCI brand name and has filed for bankruptcy protection. If WorldCom, Inc. is unable, for any reason, to support the communications infrastructure that it provides us, instabilities in our systems could increase until such time as we were able to replace its services.

        While we do maintain redundant systems and hosting services, it is possible that we could experience an interruption in our business, and we do not carry business interruption insurance sufficient to compensate us for losses that may occur.

  Capacity constraints and system failures could harm our business.

        A substantial amount of our computer hardware for operating our services is currently located at the facilities of Cable & Wireless plc in New Jersey. These systems and operations are vulnerable to damage or interruption from human error, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at the Cable & Wireless facility could result in lengthy interruptions in our services. In addition, the failure by Cable & Wireless to provide our required data communications capacity could result in interruptions in our service. Any system failure that causes an interruption in service or decreases the responsiveness of the priceline.com service could impair our reputation, damage our brand name and have a material adverse effect on our business, results of operations and financial condition.

        If our systems cannot be expanded to cope with increased demand or fail to perform, we could experience:

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  unanticipated disruptions in service;

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  slower response times;

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  decreased customer service and customer satisfaction; or

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  delays in the introduction of new products and services,

any of which could impair our reputation, damage the priceline.com brand and materially and adversely affect our revenues. Publicity about a service disruption also could cause a material decline in our stock price.

        Like many online businesses, we have experienced system failures from time to time. For example, in May 2001, our primary website was interrupted for a period of 12 hours. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of user questions and complaints that need to be addressed by our customer support personnel. Any unscheduled interruption in our service could result in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We have been taking steps to increase the reliability and redundancy of our system. These steps are expensive, may reduce our margins and may not be successful in reducing the frequency or duration of unscheduled downtime.

        We use internally developed systems to operate the priceline.com service, including transaction processing and order management systems that were designed to be scaleable. However, if the number of users of the priceline.com service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

  Our success depends on our ability to protect our intellectual property.

        We regard our intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition.

        While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that:

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  any patent can be successfully defended against challenges by third parties;

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  pending patent applications will result in the issuance of patents;

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  competitors or potential competitors of priceline.com will not devise new methods of competing with us that are not covered by our patents or patent applications;

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  because of variations in the application of our business model to each of our products and services, our patents will be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories;

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  new prior art will not be discovered which may diminish the value of or invalidate an issued patent; or

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  a third party will not have or obtain one or more patents that prevent us from practicing features of our business or require us to pay for a license to use those features.

        There has been recent discussion in the press regarding the examination and issuance of so called "business-method" patents. As a result, the United States Patent and Trademark Office has indicated that it intends to intensify the review process applicable to such patent applications. The new procedures are not expected to have a direct effect on patents already granted. We cannot anticipate what effect, if any, the new review process will have on our pending patent applications.

        We pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation.

  Legal proceedings.

        We are a party to the legal proceedings described herein and in Note 10 to our unaudited consolidated financial statements in our quarterly report on Form 10-Q for the quarter ended September 30, 2003, incorporated by reference herein. The defense of the actions described in Note 13 may increase our expenses and an adverse outcome in any of these actions could have a material adverse effect on our business, results of operations and financial condition.

  We may not be able to keep up with rapid technological and other changes.

        The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

  Our stock price is highly volatile.

        The market price of our common stock is highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

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  quarterly variations in our operating results;

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  operating results that vary from the expectations of securities analysts and investors;

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  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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  changes in our capital structure;

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  changes in market valuations of other Internet or online service companies;

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  announcements of technological innovations or new services by us or our competitors;

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  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  loss of a major supplier participant, such as an airline or hotel chain;

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  changes in the status of our intellectual property rights;

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  lack of success in the expansion of our business model geographically;

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  announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

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  additions or departures of key personnel; and

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  stock market price and volume fluctuations.

        Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that exists for our shares, such sales could cause the market price of our common stock to decline significantly. In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

        The trading prices of Internet company stocks in general, including ours, have experienced extreme price and volume fluctuations. To the extent that the public's perception of the prospects of Internet or e-commerce companies is negative, our stock price could decline further, regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. The market value of e-commerce stocks has declined dramatically recently based on profitability and other concerns. Negative market conditions could adversely affect our ability to raise additional capital.

        We are defendants in a number of securities class action litigations. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. To the extent our stock price declines or is volatile, we may in the future be the target of additional litigation. This additional litigation could result in substantial costs and divert management's attention and resources.

  Regulatory and legal uncertainties could harm our business.

        The products and services we offer through the priceline.com service are regulated by federal and state governments. Our ability to provide such products and services is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Notes

  The notes are effectively junior to all secured indebtedness.

        The notes are our senior unsecured obligations and rank equally with all our other senior unsecured indebtedness. However, the notes are effectively subordinated to any secured debt we incur to the extent of the value of the assets securing such debt. As of September 30, 2003, we have no secured indebtedness outstanding. The indenture governing the notes permits us to incur a significant amount of secured indebtedness, and the notes are effectively junior to this secured indebtedness. In addition, holders of our preferred stock have and will have claims relating to our assets that are and will be senior to our common stock. As of January 23, 2004, we had 13,470 shares of outstanding preferred stock with an aggregate liquidation preference of approximately $13.5 million ranking senior to our common stock. In addition, our preferred stock is mandatorily redeemable on February 6, 2007.

        In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing circumstances, we cannot assure holders that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

  We may incur additional indebtedness ranking equal to the notes.

        The indenture governing the notes does not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, pledging assets to secure such indebtedness and liabilities, paying dividends, or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we may incur additional indebtedness in the future.

        If we incur additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the notes.

        Holders of notes have no recourse against our subsidiaries in the event of a default on the notes.

        We are a legal entity separate and distinct from our subsidiaries, and holders of the notes are able to look only to us for payments on the notes. In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the satisfaction of claims of the subsidiaries' creditors. Consequently, the notes are subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

        The notes are structurally subordinated to the indebtedness of our subsidiaries.

        The notes are a general unsecured obligation of priceline.com. A portion of our assets consists of direct and indirect ownership interests in, and our business is conducted through, our subsidiaries. As a consequence, any of our indebtedness, including the notes, will be structurally subordinated to the indebtedness of our subsidiaries. In addition, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise. At September 30, 2003, the aggregate indebtedness of our consolidated subsidiaries, excluding intercompany obligations, was approximately $1.2 million, which does not include approximately $1.1 million of liabilities in respect of pricelinemortgage. Accordingly, the notes are effectively subordinated to existing and future liabilities of our subsidiaries and liabilities of any future subsidiaries.

  We may be unable to repay or repurchase the notes.

        On August 1, 2008, holders of notes may require us to repurchase their notes. In addition, if we experience a change in control, as defined in "Description of the Notes—Repurchase at Option of Holders Upon a Change in Control," holders of notes may require us to repurchase all or a portion of their notes. However, it is possible that we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, subject to certain conditions, to pay all or a portion of the repurchase price with shares of our common stock. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repaying or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture.

        The price of our common stock and therefore the price of the notes may fluctuate significantly, which may result in losses for investors.

        As discussed in the preceding section "Risks Related to Our Business—Our stock price is highly volatile," the market price for our common stock is highly volatile, and the price of the notes,

therefore, may be volatile. Among the factors that could affect our stock price, and therefore the price of the notes, are:

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  operating results that vary from the expectations of securities analysts and investors;

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  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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  changes in our capital structure;

  •
  changes in market valuations of other Internet or online service companies;

  •
  announcements of technological innovations or new services by us or our competitors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  loss of a major supplier participant, such as an airline or hotel chain;

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  changes in the status of our intellectual property rights;

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  lack of success in the expansion of our business model geographically;

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  announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

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  additions or departures of key personnel; and

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  stock market price and volume fluctuations.

  An active trading market for the notes may not develop.

        We cannot assure you that an active trading market for the notes will develop. If the notes are traded, future trading prices will depend on prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the liquidity and trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

        Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

        Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock—Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions."

        The notes do not restrict our ability to take actions that could negatively impact holders of the notes.

        The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving priceline.com except to the extent described under "Description of Notes—Repurchase at Option of Holders Upon a Change in Control." Our ability to take a number of actions that are not limited by the terms of the notes could diminish our ability to make payments on the notes when due.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock which may be sold pursuant to this prospectus for the respective accounts of the selling securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling securityholders. See "Selling Securityholders" and "Plan of Distribution."

RATIOS OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        The following table sets forth priceline.com's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for the periods indicated.

	Year Ended December 31
	1998	1999	2000	2001	2002	Nine Months Ended September 30, 2003
Ratio of earnings to fixed charges(1)(2)	N/A	N/A	N/A	N/A	N/A	17.3x
Ratio of earnings to fixed charges and preferred dividends(3)(4)	N/A	N/A	—	—	—	9.3x

(1)
For these ratios, "earnings" represents (a) income before taxes before adjustment for minority interests in consolidated subsidiaries or equity investments and (b) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance cost.

(2)
The Company had no fixed charges in 1998 through 2002.

(3)
For these ratios, "earnings" represents (a) income before taxes before adjustment for minority interests in consolidated subsidiaries or equity investments and (b) fixed charges plus preferred dividends. Fixed charges consist of interest expense, including amortization of debt issuance cost. Preferred dividends consist of income before taxes that is required to pay the dividends on our outstanding preferred stock.

(4)
In 1998 and 1999, the Company had no fixed charges plus preferred dividends. In the fiscal years ended December 31, 2000, 2001 and 2002, earnings were not sufficient to cover fixed charges plus preferred dividends by approximately $329.5 million, $16.4 million and $22.7 million, respectively.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture, dated as of August 1, 2003, between us and American Stock Transfer & Trust Company, as trustee, as amended by a supplemental indenture, dated as of October 22, 2003, between us and American Stock Transfer & Trust Company, as Trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We have also entered into a registration rights agreement, dated as of August 1, 2003, with the initial purchasers of the notes.

        The following description is a summary of certain provisions of the indenture and the notes. It does not restate the indenture or the notes in their entirety. We urge you to read the indenture and the notes because they, and not this description, define the rights of holders of the notes. Copies of these documents, including the registration rights agreement referred to above, have been filed as exhibits to the registration statement of which this prospectus forms a part.

        In this section entitled "Description of Notes," the words "priceline.com," "we," "our" and "us" mean only priceline.com Incorporated and not any of its subsidiaries. References to the indenture mean the indenture as amended by the supplemental indenture.

General

        The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. However, the notes are structurally subordinated to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. The notes are convertible into common stock as described below under "Conversion of Notes."

        We issued $125,000,000 in aggregate principal amount of notes. The notes mature on August 1, 2010, unless earlier converted, redeemed or repurchased by us.

        We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

        Holders are not afforded protection in the event of a highly leveraged transaction, or a change in control of us under the indenture except to the extent described below under the caption "Repurchase at Option of Holders Upon a Change in Control."

        The notes bear interest at the annual rate of 1.00%. Interest is calculated on the basis of a 360-day year of twelve 30-day months. We will pay interest on February 1 and August 1 of each year, beginning February 1, 2004, to record holders at the close of business on the preceding January 15 and July 15, as the case may be.

        We maintain an office in New York, New York, for the payment of interest, which is initially an office or agency of the trustee.

        We will pay interest either by check mailed to each holder's address as it appears in the note register or, at our option, by wire transfer in immediately available funds. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee are made by wire transfer of immediately available funds to the account of DTC or its nominee.

        Holders are not required to pay a service charge for registration of transfer of their notes. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

  •
  any notes or portion of notes surrendered for conversion; or

  •
  any notes or portion of notes surrendered for redemption or repurchase by us and not withdrawn.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes have been issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 and integral multiples of $1,000.

        The notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

  •
  DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form; or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

        Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes and, as a result:

  •
  holders cannot get notes registered in their name if they are represented by the global note;

  •
  holders cannot receive physical certificated notes in exchange for their beneficial interest in the global note;

  •
  holders will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit holders' ability to transfer their beneficial interests in the global note to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

        We make cash payments of principal of, any liquidated damages on, and the repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We make these payments by wire transfer of immediately available funds on each payment date.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

        We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC Book-Entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

        DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

  •
  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic Book-Entry changes in accounts of its participants;

  •
  participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

  •
  certain participants, or their representatives, together with other entities, own DTC; and

  •
  indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The policies and procedures of DTC, which may change periodically, apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion of Notes

        The conversion rate will initially be equal to 25.0000 of shares per $1,000 in principal amount of notes, subject to the adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $40.00 per share. The conversion price is equal to $1,000 in principal amount of notes divided by the conversion rate. Holders will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to the adjustments described below, as follows:

  •
  if, on or prior to August 1, 2008, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of a conversion period is more than 110% of the then current conversion price of the notes, then holders will have such conversion right in such conversion period;

  •
  if, on any date after August 1, 2008, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then holders will have such conversion right at all times thereafter;

  •
  if we distribute to all or substantially all holders of common stock of priceline.com rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration of such distribution, then holders will have such conversion right in the period described below;

  •
  if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then holders will have such conversion right in the period described below;

  •
  if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control as defined below under the heading "Repurchase at Option of Holders Upon a Change in Control," then holders will have such conversion right in the period described below; or

  •
  if, on or after August 1, 2008, we elect to call any security for redemption, then holders will have such conversion right from the date on which we give notice of the redemption until the close of business on the business day immediately preceding the redemption date.

        We define conversion period in the indenture to be the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following fiscal quarter. In the case of the third and fourth bullet points in the immediately preceding paragraph, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the third or fourth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the fifth bullet above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

        Holders also may convert their notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 110% of the then current conversion price of the notes, holders surrender their notes for conversion and the notes are not otherwise convertible, such holders will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of their notes on such conversion date. If we elect to pay holders in common stock or in a combination of cash and common stock, we will provide written notice to holders of such election, and our common stock will be valued at 100% of the average closing sale price for the five trading days following the conversion date.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

        Holders may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

        No payment or adjustment for any dividends in respect of our common stock will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

        Holders will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but holders will be required to pay tax with respect to cash received in lieu of fractional shares and any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than theirs. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by holders have been paid.

        The conversion rate will be subject to adjustment for, among other things:

  •
  dividends and other distributions payable in our common stock on shares of our common stock;

  •
  the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

  •
  subdivisions, combinations and reclassifications of our common stock;

  •
  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding:

  •
  those dividends, rights, options, warrants and distributions referred to above;

    •
    distributions upon mergers or consolidations discussed below; and

    •
    dividends and distributions paid exclusively in cash as referred to below;

  •
  if we or one of our subsidiaries purchases our common stock pursuant to a tender or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock in such offer exceeds the sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the conversion rate will be adjusted; and

  •
  if we make a distribution consisting exclusively of cash to all holders of outstanding shares of common stock, the conversion rate will be adjusted by dividing:

  •
  the conversion rate by

  •
  a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution,

    This adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, current market price of our common stock means the average closing sale price of our common stock for the first 10 Nasdaq National Market trading days from, and including, the first ex-distribution day that the common stock trades.

        In addition to these adjustments, we may effect such increases in the conversion rate as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice of any adjustments by mail to holders of notes.

        In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

        We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a change in control as defined below.

        If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations—Dividends."

Repurchase of Notes by Us at the Option of the Holder

        Holders have the right to require us to repurchase the notes on August 1, 2008, or the repurchase date. We will be required to repurchase any outstanding notes for which holders deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions as described in the indenture. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations." Also, as described in the "Risk Factors" section of this prospectus under the caption "Risk Factors—Risks Related to the Notes," we may not have funds sufficient to repurchase the notes when we are required to do so. Our failure to repurchase the notes when we are required to do so will constitute an event of default under the indenture with respect to the notes.

        The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and liquidated damages owed, if any, to the repurchase date. Any note repurchased may be paid for, at our option, in cash, common stock or a combination of cash and common stock; provided that we may elect to terminate our right to pay common stock, in whole or in part, for any note at any time in our sole discretion. If we elect to pay holders in common stock or a combination of cash and common stock, our common stock will be valued at 95% of the average closing sale price for the five trading days ending on the third trading day preceding the repurchase date.

        On or before the 20th business day prior to the repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

  •
  the repurchase price and whether the repurchase price will be paid in cash, common stock or a combination thereof;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        A notice electing to require us to purchase holders' notes must state:

  •
  if certificated notes have been issued, the certificate numbers of the notes;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the notes.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the day that is two business days prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

Repurchase at Option of Holders Upon a Change in Control

        If a "change in control" (as defined below) occurs, holders will have the right, at their option, to require us to repurchase any or all of their notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages owed, if any, to the repurchase date.

        At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

        A "change in control" will be deemed to have occurred at the time any of the following occurs after the notes are originally issued:

(1)
a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors other than filings by us, our subsidiaries or any of our or their employee benefit plans;

(2)
consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change in control;

(3)
continuing directors (as defined below) cease to constitute at least a majority of our board of directors; or

(4)
our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the Nasdaq National Market or another established automated over-the-counter trading market in the United States, and no American depositary shares or similar instruments for such common stock are so listed or approved for listing in the United States.

        A change in control will not be deemed to have occurred in respect of any of the foregoing, however, if either:

(1)
the closing sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the change in control or the public announcement thereof, equals or exceeds 105% of the conversion price of the notes in effect immediately before the change in control or the public announcement thereof; or

(2)
at least 95% of the consideration, excluding cash payments for fractional shares, received by our common stockholders who are not "affiliates" of priceline.com (as defined in Rule 12b-2 under the Exchange Act) in the transaction or transactions constituting the change in control consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with a change in control (these securities being referred to as "publicly traded securities"), and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

        For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American depositary shares), interests, participations or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

        "Continuing director" means a director who either was a member of our board of directors on July 29, 2003, or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

        On or before the 30th day after the occurrence of a change in control, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the change in control and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing the change in control;

  •
  the date of the change in control;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the change in control repurchase price and whether the repurchase price will be paid in cash, common stock or a combination thereof;

  •
  the change in control repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate and any adjustments to the conversion rate;

  •
  the notes with respect to which a change in control repurchase notice has been given by the holder may be converted only if the holder withdraws the change in control repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        To exercise the repurchase right, holders must deliver, on or before the 35th day after the date of our notice of a change in control, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Change in Control Repurchase Notice," duly completed, to the paying agent. Holders' repurchase notices must state:

  •
  if certificated, the certificate numbers of their notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof;

  •
  if payment is to be made in common stock or a combination of common stock and cash, the name or names in which the certificate or certificates of common stock shall be issued; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the day that is two business days prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        We will be required to repurchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant change in control, subject to extension to comply with applicable law. Holders will receive payment of the change in control repurchase price promptly following the later of the change in control repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the change in control repurchase price of the notes on the business day following the change in control repurchase date, then:

  •
  the notes will cease to be outstanding and interest and liquidated damages, if any, will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the change in control repurchase price upon delivery or transfer of the notes).

        The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders. We will comply with these rules and regulations to the extent they apply at that time.

        We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to the restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

        The rights of the holders to require us to repurchase their notes upon a change in control could discourage a potential acquirer of priceline.com. The change in control repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control repurchase feature resulted from negotiations between the initial purchasers and us.

        The term change in control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a change in control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, holders' ability to require us to repurchase their notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        No notes may be repurchased at the option of holders upon a change in control if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the change in control repurchase price of the notes.

        If a change in control were to occur, we may not have enough funds to pay the change in control repurchase price. Our failure to repurchase the notes when required following a change in control will constitute an event of default under the indenture with respect to the notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Optional Redemption

        No sinking fund is provided for the notes, which means that the indenture will not require us to redeem or retire the notes periodically. Prior to August 1, 2008, the notes will not be redeemable. Beginning August 1, 2008, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest and liquidated damages owed, if any, to the redemption date.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by a method the trustee considers fair and appropriate.

        If the trustee selects a portion of a holder's note for partial redemption and such holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Ranking

        The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. In addition, the notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments are generally senior to those of holders of notes in respect of all funds collected or held by the trustee.

        The notes are our exclusive obligations. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Restrictions on Consolidation, Merger, Sale or Conveyance

        We will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all our assets to, any person, unless:

  •
  the resulting, surviving or transferee person will be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and if we are not the surviving or transferee person, the surviving or transferee person will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of priceline.com under the notes and the indenture;

  •
  immediately after giving effect to such transaction, no default or event of default (as described below) shall have occurred and be continuing; and

  •
  priceline.com shall have delivered to the trustee the certificates and opinions required by the indenture.

        For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more subsidiaries of priceline.com, which assets, if held by priceline.com instead of such subsidiaries, would constitute all or substantially all of the assets of priceline.com on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of priceline.com.

        The resulting, surviving or transferee person will succeed to, be substituted for and may exercise every right and power of priceline.com under the indenture, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a person.

Events of Default

        The following will be events of default under the indenture:

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  failure to pay any interest or liquidated damages, if any, when due, continued for 30 days;

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  failure to pay principal when due;

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  failure to make any payment at maturity on any indebtedness in an amount in excess of $15.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

  •
  a default by us on any indebtedness that results in the acceleration of any such indebtedness in an amount in excess of $15.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture;

  •
  failure to pay the repurchase price when required to do so in connection with holders' exercise of their option to require us to repurchase their notes;

  •
  failure to deliver shares of common stock within 10 days after such common stock is required to be delivered upon conversion of a note as provided in the indenture;

  •
  breach of or failure to perform any other covenant or agreement in the indenture applicable to the notes, continued for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

  •
  specific events relating to our or any of our significant subsidiaries' bankruptcy, insolvency or reorganization.

        If any event of default occurs and continues for the required amount of time, the trustee or the holders of not less than 25% of the aggregate principal amount of the notes then outstanding may declare the notes due and payable, together with all accrued and unpaid interest, if any, and liquidated damages, if any, immediately by giving notice in writing to us (and to the trustee, if given by the holders). Notwithstanding the preceding sentence, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to priceline.com, all outstanding notes will become due and payable without further action or notice. The holders of a majority of the aggregate principal amount of the notes then outstanding, may, however, by notice in writing to us and the trustee, rescind the declaration if:

  •
  we have paid or deposited with the trustee all amounts that have become due, otherwise than through acceleration, for principal and interest, if any; and

  •
  all defaults under the indenture are cured or waived.

        No holder of notes may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the indenture, unless:

  •
  the holder has given to the trustee written notice of the occurrence and continuance of a default;

  •
  the holders of not less than 25% of the aggregate principal amount then outstanding of the notes have made a written request to the trustee to institute the suit, action or proceeding and have offered to the trustee the reasonable indemnity it may require; and

  •
  the trustee for 60 days after its receipt of the notice, request and offer of indemnity has neglected or refused to institute the requested action, suit or proceeding.

        The right of each holder of notes to receive payment of the principal of or interest or liquidated damages, if any, on the notes on or after the respective due dates and the right to institute suit for enforcement of any payment obligation may not be impaired or affected without the consent of that holder.

        The holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee if that direction is not in conflict with applicable law and would not involve the trustee in personal liability (as determined in good faith by the trustee's board or similar governing body).

        We will be required to furnish to the trustee annually a statement as to the fulfillment of all of our obligations under the indenture.

Discharge and Defeasance

        The terms of the notes will provide that under specified conditions, we will be discharged from any and all obligations in respect of the notes (other than our obligations in respect of conversion of the notes into common stock and except for obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the trustee, in trust for the benefit of the holders of the notes, of money and for U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal, interest and liquidated damages, if any, on, the notes on the stated maturity of the payments in accordance with the terms of the notes. If we want to defease the notes, we will also be required to deliver to the trustee an opinion of counsel to the effect that the holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications

        From time to time, we and the trustee may enter into supplemental indentures without the consent of the holders of the notes to, among other things:

  •
  evidence the assumption by a successor entity of our obligations under the indenture;

  •
  add covenants or new events of default for the protection of the holders of the notes;

  •
  cure any ambiguity or correct any inconsistency in the indenture;

  •
  evidence the acceptance of appointment by a successor trustee;

  •
  amend the indenture in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of outstanding notes; or

  •
  secure the notes.

        We and the trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes affected thereby, may add, change or eliminate any of the provisions of the indenture. Similarly, with the consent of the holders of at least a majority of the aggregate principal amount of notes then outstanding, we may also modify in some manners the rights of the holders of the notes. These rights are, however, limited. We and the trustee may not, without the consent of the holder of each outstanding note affected thereby:

  •
  extend the stated maturity of the principal of any note;

  •
  reduce the amount of the principal of any note;

  •
  reduce the rate or extend the time of payment of interest on any note;

  •
  reduce or alter the method of computation of any amount payable on or at redemption or repayment of any note;

  •
  change the coin or currency in which principal, interest and redemption or repurchase price are payable;

  •
  change the terms applicable to redemption or repurchase in a manner adverse to the holder;

  •
  make any change that adversely affects the right to convert the notes, or decrease the conversion rate with respect to the notes;

  •
  impair or affect the right to institute suit for the enforcement of any payment or repayment of any note; or

  •
  reduce the percentage stated above of the holders of notes who must consent to a modification to the indenture or the notes.

Governing Law

        The laws of the State of New York will govern the indenture and the notes.

Information Concerning the Trustee

        We have appointed American Stock Transfer & Trust Company, as trustee under the indenture, as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of priceline.com consists of 1,000,000,000 shares of common stock, par value $0.008 per share, and 150,000 shares of preferred stock, par value $0.01 per share, of priceline.com. As of January 23, 2004, we had 37,607,048 shares of common stock outstanding and 13,470 shares of preferred stock, as described below. This does not include (i) approximately 2.0 million shares available for grant under our stock option plans, under which options to purchase approximately 4.7 million shares were outstanding as of January 23, 2004, at a weighted average exercise price of $54.12 per share, (ii) approximately 4.7 million shares reserved for issuance upon exercise of our outstanding warrants, at a weighted average exercise price of $175.33 per share and (iii) the approximately 3.1 million shares initially issuable upon conversion of the notes.

        The following summary of certain provisions of Delaware law and certain terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Delaware law, our amended and restated certificate of incorporation, as amended, our by-laws and any other applicable law.

Common Stock

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in priceline.com's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of the notes will be, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, the number of shares constituting any series and the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of common stock.

        In February 2001, our board of directors authorized an amendment to our certificate of incorporation to allow priceline.com to issue a new series of preferred stock designated as Series B Redeemable Preferred Stock, or the Series B Preferred Stock. The total number of shares of Series B Preferred Stock that priceline.com is authorized to issue is 80,000 shares, par value $0.01 per share.

        The Series B Preferred Stock has special preferences. Specifically, the Series B Preferred Stock has a liquidation preference of $1,000 per share plus an amount equal to any dividends accrued or accumulated but not paid. The Series B Preferred Stock accrues dividends payable in shares of our common stock at a rate of 11% annually, commencing February 6, 2001. Dividends on the Series B Preferred Stock are payable semiannually on February 6 and August 6 of each year starting August 6, 2001.

        The Series B Preferred Stock may be redeemed at the option of priceline.com or the holder, in whole but not in part, at any time upon a change in control of priceline.com at $1,000 per share in cash, plus accrued but unpaid dividends and dividends that would have accrued through February 6, 2007. The Series B Preferred Stock is subject to mandatory redemption on February 6, 2007. The Series B Preferred Stock is not convertible into shares of our common stock or any other security of priceline.com. Holders of the Series B Preferred Stock are not entitled to vote on any matter, except in certain limited circumstances and as specifically required under Delaware law. Holders of Series B Preferred Stock are entitled to specified cash payments in the event of certain business combination transactions involving priceline.com.

Registration Rights

        The holders of approximately 18.5 million shares of common stock, represented by common stock or securities convertible into common stock that, in the aggregate, comprise 49% of our outstanding common stock as of January 23, 2004, are entitled to certain registration rights. These rights are provided under the terms of registration rights agreements between priceline.com and the holders of the registrable securities, who include Mr. Braddock, Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited, other stockholders and certain warrantholders. These agreements provide demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreements, subject to certain limitations, to require priceline.com to include their registrable securities in future registration statements the that we may file. Registration of shares of common stock pursuant to the rights granted in these agreements and the sale of such shares pursuant to the applicable registration statement will result in such shares becoming freely tradable without restriction under the Securities Act. All registration expenses incurred in connection with the above registrations will be borne by priceline.com.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is Mellon Investor Services LLC.

Listing

        The common stock is traded on the Nasdaq National Market under the trading symbol "PCLN."

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

        Our certificate of incorporation and by-laws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our stockholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a stockholder vote.

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging or preventing attempts that might result in a premium over the market price of the shares of common stock held by stockholders.

        Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax consequences of owning the notes we are offering and the common stock acquired upon the conversion or exchange of a note. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank or financial institution,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        This discussion applies to you only if you are a United States holder. You are a United States holder if you are a beneficial owner of a note or common stock acquired upon the conversion or exchange of the note and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of source or who is otherwise subject to United States federal income tax on a net income basis in respect of the notes, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Please consult your own tax advisor concerning the consequences of owning these notes or common stock acquired upon the conversion or exchange of a note in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Payments of Interest

        You should be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Exchange or Redemption of the Notes

        Upon the sale, exchange (other than a conversion) or redemption of a note (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control), a holder generally will recognize capital gain or loss equal to the sum of the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, minus such holder's adjusted tax basis in the note. Any amounts attributable to accrued interest, however, will be taxed as interest income (as discussed above under "Payments of Interest") to the extent the holder has not previously included such amounts in the holder's taxable income. A holder's adjusted tax basis in a note generally will equal the holder's cost in acquiring the note to such holder increased by the amount of any accrued but unpaid interest previously included in the holder's taxable income. Capital gain or loss will be long-term capital gain or loss if the holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain. Long-term capital gains recognized by non-corporate taxpayers before January 1, 2009 are taxed at a rate of 15%. Short-term capital gains recognized by non-corporate taxpayers, and all capital gains recognized by corporate taxpayers, are taxable at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

        If, upon a change in control or upon a "repurchase date" (as defined in the Description of Notes), a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the redemption should qualify as a recapitalization (or as an otherwise nontaxable transaction) for federal income tax purposes if the notes qualify as "securities" for those purposes. Although the determination is not free from doubt, we believe the notes will qualify as "securities." Investors should consult their own tax advisors regarding this determination.

        If the redemption qualifies as a recapitalization, a holder would not recognize gain or loss on the holder's receipt of our common stock in exchange for notes (except to the extent the stock received is attributable to accrued interest not previously included in income, the fair market value of which is taxable as interest income as discussed above under "Payments of Interest"). If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if the holder received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the stock attributable to the fractional share. The holder's tax basis in the common stock received in the exchange (other than common stock attributable to accrued interest) would be the same as the holder's tax basis in the notes tendered to us in the exchange (reduced by any tax basis allocable to a fractional share interest). The holder's holding period for common stock received in the exchange would include the holding period for the notes tendered to us in the exchange. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period will begin on the day following the date of the exchange.

        In the event of recapitalization treatment where a portion of the redemption proceeds is paid in cash, a holder will recognize capital gain, but not loss, in an amount equal to the lesser of (a) the amount of cash received (other than any cash attributable to accrued interest) or (b) the excess of the sum of the cash received and the fair market value of the common stock received (other than any cash or common stock attributable to accrued interest) over the holder's adjusted tax basis in the notes. If the redemption does not qualify as a recapitalization (or other nontaxable transaction), a holder would recognize income, gain or loss on the holder's receipt of our common stock in exchange for the notes, with the tax consequences specified above.

Conversion of the Notes

        A holder generally will not recognize any income, gain or loss upon conversion of a note into common stock. The holder will recognize capital gain, however, to the extent that the holder receives cash in lieu of a fractional share (which will be taxable as discussed above under "Sale, Exchange or Redemption of the Notes"). The holder also will recognize ordinary income to the extent the common stock issued upon conversion is treated as attributable to accrued interest not previously included in income (which will be taxable as interest as discussed above under "Payments of Interest"). The holder's tax basis in the common stock received on conversion of a note (other than common stock attributable to accrued interest) will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any tax basis allocable to a fractional share interest). The holding period for such common stock generally will include the holding period of the note converted. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of the accrued interest included in income, and the holding period will begin on the day following the date of conversion.

        In the event that a portion of the conversion proceeds is paid in cash, a holder will recognize capital gain, but not loss, in an amount equal to the lesser of (a) the amount of cash received (other than any cash attributable to accrued interest) or (b) the excess of the sum of the cash received and the fair market value of the common stock (other than any cash or common stock attributable to accrued interest) received over the holder's adjusted tax basis in the notes.

Dividends

        Distributions, if any, paid on the common stock after a conversion generally will be treated as dividends to the extent of our current or accumulated earnings and profits. If you are a noncorporate U.S. holder, dividends paid to you before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common stock will generally be qualified dividend income. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder's basis in the common stock and thereafter as capital gain.

        Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences specified in the preceding paragraph. Accordingly, note holders could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the holders of common stock.

Sale of Common Stock

        Upon the sale or exchange of common stock, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by non-corporate taxpayers before January 1, 2009 are taxed at a rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

        If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

  •
  payments of principal and interest on a note or dividends on common stock within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

  •
  the payment of the proceeds from the sale of a note or common stock effected at a United States office of a broker.

        Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        The notes were originally issued by us to the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, and were immediately resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes and common stock into which the notes are convertible.

        The table below sets forth the name of each selling securityholder, the aggregate principal amount of notes beneficially owned by each selling securityholder that may be offered under this prospectus and the number of shares of common stock into which such notes are convertible. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to January 28, 2004. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) under the Exchange Act, using 37,607,048 shares of common stock outstanding as of January 23, 2004 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but assuming no conversion of any other holder's notes and not including shares of common stock that may be issued by us upon repurchase of notes by us at the option of the holder).

        The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. If all of the notes or common stock convertible upon conversion of the notes are sold, the selling securityholders will no longer hold any notes, and none of the selling securityholders would beneficially own in excess of 1% of our outstanding common stock (such percentage calculated as described above), except that Goldman, Sachs & Co. would beneficially own 1.53% of our outstanding common stock. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Transferees who acquire notes in such transactions prior to the effective date of the registration statement of which this prospectus forms a part may not use this prospectus for resales of the notes unless information regarding such transferees is set forth in a post-effective amendment to this prospectus.

        None of the selling securityholders who are affiliates of broker-dealers purchased the notes outside the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Offered(1)
Canyon Capital Arbitrage Master Fund, Ltd.(2)	4,500,000	3.60%	112,500
Canyon Value Realization Fund (Cayman), Ltd.(3)	6,150,000	4.92%	153,750
Canyon Value Realization Fund, L.P.(4)	2,250,000	1.80%	56,250
Canyon Value Realization MAC 18, Ltd. (RMF)(5)	900,000	*	22,500
CNH CA Master Account, L.P.(6)	1,000,000	*	25,000
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors LLC(7)	1,000,000	*	25,000
Goldman, Sachs & Co.(8)	6,125,000	4.90%	153,125	(9)
Goldman Sachs International(10)	8,000,000	6.40%	200,000
JP Morgan Securities Inc.(11)	4,500,000	3.60%	112,500
KBC Financial Products USA Inc.(12)	2,700,000	2.16%	67,500
LLT Limited(13)	119,000	*	2,975
Man Convertible Bond Master Fund, Ltd.(14)	2,719,000	2.18%	67,975
MSD TCB, LP(15)	35,000,000	28.00%	875,000	(16)
St. Thomas Trading, Ltd.(17)	5,781,000	4.62%	144,525
Tribeca Investments L.T.D.(18)	3,000,000	2.40%	75,000
UBS AG London(19)	1,500,000	1.20%	37,500
US Bancorp Piper Jaffray(20)	2,500,000	2.00%	62,500
Victus Capital, LP(21)	2,000,000	1.60%	50,000
Wachovia Bank National Association(22)	9,500,000	7.60%	237,500
Windmill Master Fund, LP(23)	5,000,000	4.00%	125,000
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders(24)(25)	20,756,000	16.60%	518,900

TOTAL	$125,000,000	100.0%	3,125,000

*
Less than one percent.

(1)
Assumes conversion of all of the holders' notes at a conversion rate of 25.0000 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon repurchase of notes by us at the option of the holder. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of the Notes—Conversion of Notes."

(2)
Canyon Capital Arbitrage Master Fund, Ltd. is an affiliate of a broker-dealer. Joshua S. Friedman, Mitchell R. Julis, R. Christian, B. Evensen and K. Robert Turner, managing partners of Canyon Capital Advisors LLC, share voting and investment power. Canyon Capital Advisors, LLC is the investment advisor to this selling securityholder.

(3)
Canyon Value Realization Fund (Cayman), Ltd. is an affiliate of a broker-dealer. Joshua S. Friedman, Mitchell R. Julis, R. Christian and B. Evensen share voting and investment power.

(4)
Canyon Value Realization Fund, L.P. is an affiliate of a broker-dealer. Joshua S. Friedman, Mitchell R. Julis, R. Christian, B. Evensen and K. Robert Turner, managing partners of Canyon

  Capital Advisors LLC, share voting and investment power. Canyon Capital Advisors, LLC is the investment advisor to this selling securityholder.

(5)
Canyon Value Realization MAC 18, Ltd. (RMF) is an affiliate of a broker-dealer. Joshua S. Friedman, Mitchell R. Julis, R. Christian, B. Evensen and K. Robert Turner, managing partners of Canyon Capital Advisors, LLC, share voting and investment power. Canyon Capital Advisors, LLC is the investment advisor to this selling securityholder.

(6)
Robert Krail, Mark Mitchell and Todd Pulvino, principals of CNH Partners, LLC, share voting and investment power. CNH Partners, LLC is the investment advisor to this selling securityholder.

(7)
Vincent Gubitosi, Portfolio Manager, exercises voting and investment control on behalf of Geode U.S. Convertible Arbitrage Fund.

(8)
Goldman, Sachs & Co., a broker-dealer, was an initial purchaser of the notes. Goldman, Sachs & Co. is controlled by The Goldman Sachs Group, which is a widely-held public reporting company.

(9)
In addition to the shares of common stock issuable upon conversion of the notes, Goldman, Sachs & Co. beneficially owns 578,640 shares of our common stock, representing a total of 1.94% of our outstanding common stock.

(10)
Goldman Sachs International is an affiliate of Goldman, Sachs & Co., a broker-dealer and an initial purchaser of the notes. Goldman Sachs International is controlled by The Goldman Sachs Group, which is a widely-held public reporting company.

(11)
JP Morgan Securities Inc. is a broker-dealer. JP Morgan Securities Inc. is controlled by JP Morgan Chase & Co, which is a widely-held public reporting company.

(12)
KBC Financial Products USA Inc. is a broker-dealer. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(13)
Forest Investment Management LP ("Forest") has sole voting control and shared investment control. Forest is wholly owned by Forest Partners II, the sole General Partner of which is Michael Boyd Inc., which is solely owned by Michael A. Boyd.

(14)
John Null and J.T. Hansen, principals of Marin Capital Partners, LP, share voting and investment power. Marin Capital Partners, LP is the investment advisor to this selling securityholder.

(15)
Glenn Fuhrman and John Phelan, principals of MSD Capital, L.P., share voting and investment power. MSD Capital, L.P. is the general partner of this selling securityholder.

(16)
Represents 2.27% of our outstanding common stock.

(17)
St. Thomas Trading, Ltd. is an affiliate of a broker-dealer. John Null and J.T. Hansen, principals of Marin Capital Partners, LP, share voting and investment power. Marin Capital Partners, LP is the investment advisor to this selling securityholder.

(18)
Tribeca Management, L.L.C. has sole voting and investment power. Tribeca Management, L.L.C. is controlled by Citigroup Inc., which is a widely-held public reporting company.

(19)
UBS AG London is controlled by UBS AG, which is a widely-held public reporting company.

(20)
US Bancorp Piper Jaffray is a broker-dealer. US Bancorp Piper Jaffray is controlled by US BanCorp, which is a widely-held public reporting company.

(21)
Victus Capital, LP is an affiliate of a broker-dealer. Shad Stastney, Sky Lucas, John Succo, and Bryan Zwan share voting and investment power.

(22)
Wachovia Bank National Association is an affiliate of a broker-dealer. Wachovia Bank National Association is controlled by Wachovia Corp, which is a widely-held public reporting company.

(23)
Duquesne Capital Management, LLC, the investment manager to this selling securityholder, has voting and investment power. Stanley F. Druckenmiller has voting and investment power over Duquesne Capital Management LLC.

(24)
Information about other selling securityholders will be set forth in post-effective amendments, in the case of transferees who acquired their notes prior to the date hereof, or prospectus supplements, in the case of transferees who acquired the notes from any selling securityholder named herein after the date hereof, in both cases if and to the extent such information is received by us and is required to be disclosed under the applicable rules and regulations of the SEC.

(25)
Assumes that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

        The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the notes or the common stock by selling securityholders.

        The selling securityholders, including their pledgees or donees, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the common stock into which the notes are convertible are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

        In connection with sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the common stock into which the notes are convertible and deliver the notes or the common stock into which the notes are convertible to close out short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders who are broker-dealers are, and the other selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be, "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Priceline.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the notes.

        We entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

VALIDITY OF THE SECURITIES

        The validity of the notes and the shares of common stock issuable upon conversion of the notes has been passed upon for us by our General Counsel, Peter J. Millones. As of the date of this prospectus, Mr. Millones owns less than one percent of priceline.com's common stock and participates in priceline.com's employee benefit plans. Certain United States federal income taxation matters have been passed upon for us by Sullivan & Cromwell LLP, New York.

EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information, you should refer to the registration statement and its exhibits.

        You may read and copy the registration statement and any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus will automatically update and, where applicable, supercede information combined in this prospectus or incorporated by reference into this prospectus.

        We incorporate by reference the documents listed below (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with SEC rules):

  (a)
  our annual report on Form 10-K for the year ended December 31, 2002;

  (b)
  our amendment to our annual report on Form 10-K/A for the year ended December 31, 2002;

  (c)
  our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

  (d)
  our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

  (e)
  our amendment to our quarterly report on Form 10-Q/A (Amendment No. 2) for the quarter ended June 30, 2003;

  (f)
  our quarterly report on Form 10-Q for the quarter ended September 30, 2003;

  (g)
  our current report on Form 8-K filed with the SEC on January 27, 2003;

  (h)
  our current report on Form 8-K filed with the SEC on February 11, 2003;

  (i)
  our current report on Form 8-K filed with the SEC on February 24, 2003;

  (j)
  our current report on Form 8-K filed with the SEC on March 20, 2003;

  (k)
  our current report on Form 8-K filed with the SEC on April 24, 2003;

  (l)
  our current report on Form 8-K filed with the SEC on May 2, 2003;

  (m)
  our current report on Form 8-K filed with the SEC on May 21, 2003;

  (n)
  our current report on Form 8-K filed with the SEC on June 5, 2003;

  (o)
  our current report on Form 8-K filed with the SEC on June 10, 2003;

  (p)
  our current report on Form 8-K filed with the SEC on June 16, 2003;

  (q)
  our current report on Form 8-K filed with the SEC on July 25, 2003;

  (r)
  our current report on Form 8-K filed with the SEC on July 29, 2003;

  (s)
  our current report on Form 8-K filed with the SEC on August 19, 2003;

  (t)
  our current report on Form 8-K filed with the SEC on November 5, 2003;

  (u)
  our current report on Form 8-K filed with the SEC on November 24, 2003;

  (v)
  the description of our common stock contained in the registration statement on Form 8-A filed on March 18, 1999 under Section 12(g) of the Exchange Act; and

  (w)
  all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

        We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to:

  Peter J. Millones, Esq.
  priceline.com Incorporated
  800 Connecticut Avenue
  Norwalk, CT 06854
  (203) 299-8000

1.00% Convertible Senior Notes due 2010
and
Shares of Common Stock Issuable Upon Conversion of the Notes

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION